Exhibit 10.1
September 19, 2023
Mr. Thomas E. Jorden
c/o Coterra Energy Inc.
840 Gessner Road, Suite 1400
Houston, TX 77024

    Re: Amended and Restated Letter Agreement
Dear Tom:
    Reference is made to the letter agreement (the “Prior Letter Agreement”) by and between you and Cabot Oil & Gas Corporation, a Delaware corporation, (“Cabot”) dated May 23, 2021, now known as Coterra Energy Inc., a Delaware Corporation (the “Company”) on October 1, 2021 in connection with the Merger involving Cabot and Cimarex Energy Co., a Delaware corporation (“Cimarex”).
    This letter agreement (this “Agreement’) is intended to memorialize our agreement regarding the terms of your continued employment with the Company as of September 19, 2023 (the “Effective Date”) and your related compensation and benefits. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 23, 2021, among Cabot, Double C Merger Sub, Inc, a wholly owned subsidiary of Cabot, and Cimarex.
1.Employment Period. This Agreement shall be effective for the period commencing on the Effective Date and ending on October 1, 2026 or upon your earlier termination of employment with the Company (such period, the “Employment Period”).
2.Employment Terms. Effective as of the Effective Date, the principal terms of your compensation and benefits in connection with your continued employment with the Company will be as set forth on Exhibit A to this Agreement (the “Employment Terms”).
3.Severance Compensation Agreement. The Severance Compensation Agreement dated as of March 9, 2020 between you and Cimarex, (the obligations of which were assumed by the Company on October 1, 2021), shall remain in full force and effect in accordance with its terms through October 1, 2026 (as amended from time to time, including by the Prior Letter Agreement and this Agreement, the “Severance Agreement”).
4.Section 409A; Section 280G. The provisions of Section 8.04 (Section 409A) and Article V (Parachute Payments) of the Severance Agreement are hereby incorporated by reference into this Agreement and shall apply to this Agreement and the Employment Terms as if set forth herein, mutatis mutandis.
5.Governing Law. Notwithstanding anything to the contrary in the Severance Agreement or form of General Release of Claims attached as Exhibit A thereto (the “Form Release Agreement”), the validity, interpretation, construction and performance of each of this Agreement, the Severance Agreement and Form Release Agreement shall in all respects be governed by the laws of Texas, without reference to principles of conflicts of law. For the avoidance of doubt, this shall serve as an amendment to Section 8.06 (Governing Law) of the Severance Agreement and Section 12 (Governing Law) of the Form Release Agreement.
6.Entire Agreement; Amendments. This Agreement (including the Employment Terms), together with the Severance Agreement, represents the complete understanding between you and the Company regarding the subject matter of this Agreement, and shall supersede all prior oral and written agreements, communications, correspondence, letters, negotiations between you and the Company with respect to the subject matter hereof, including, for the avoidance of doubt, the Prior Letter Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.
7.Employment At Will; Tax Withholding. This Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment relationship at any time, with or without cause or notice, subject only to payment of the compensation and benefits contemplated by this Agreement, the Severance Agreement or any other agreement between you and the Company that may be entered into after the Effective Date. The Company reserves the right to withhold or cause to be withheld applicable local, state, federal and foreign taxes from any amounts paid pursuant to this Agreement in the reasonable discretion of the Company.
[Signature Page Follows]

Sincerely,

COTERRA ENERGY INC.
By:	/s/ Adam M. Vela
Adam M. Vela
Vice President and General Counsel

Acknowledged and Agreed

/s/ Thomas E. Jorden
Thomas E. Jorden

[Signature Page to Amended and Restated Letter Agreement]

Exhibit A
Employment Terms

PROVISION	TERMS
Position	You will continue to be employed as President and Chief Executive Officer of the Company and will continue to serve as a member of the Board of Directors of the Company (the “Board”).
Reporting	You will continue to report directly and exclusively to the Board.
Duties and Authority	You will continue to have such duties, authority and responsibilities as are commensurate with your position as President and Chief Executive Officer of a public company.
Location	Your principal place of employment will be at the Company’s headquarters in Houston, Texas.
Base Salary	Your base salary with respect to calendar year 2023 shall continue to be $1,125,000 and will be increased to $1,200,000 per year, effective January 1, 2024, subject to review annually for increase but not decrease. You acknowledge that if the Board applies a temporary compensation reduction on a uniform basis to all executive officers of the Company, such reduction may apply to you.
Annual Cash Incentive Award	During each year of the Employment Period, you will be eligible for an annual cash incentive award. The target opportunity for the 2023 calendar year shall continue to be 130% of annual base salary. Beginning with calendar year 2024 and each year of the Employment Period thereafter, the target opportunity will be 140% of annual base salary (as applicable, the “Target Incentive Opportunity”), which will be payable in accordance with the annual cash incentive plan applicable to other executive officers of the Company. Your Target Incentive Opportunity will be subject to review annually for increase but not decrease.
Annual Long-Term Incentive Awards	Beginning with calendar year 2024 and each year of the Employment Period thereafter, you will be granted annual long-term incentive awards with a target grant date fair value of $10,000,000 (the “Target LTI Opportunity”). The grant timing, form and terms and conditions of such long-term incentive awards will be no less favorable than those applicable to other executive officers of the Company. Your Target LTI Opportunity will be subject to review annually for increase but not decrease.
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Employee Benefits and Perquisites	During the Employment Period, you will be entitled to employee benefits and perquisites on terms that are no less favorable than those provided to other executive officers of the Company from time to time, provided that such benefits and perquisites will include an annual executive physical at the Mayo Clinic, reimbursement for tax, estate and financial planning, eligibility to participate in the Company’s deferred compensation plan(s) and use of the company plane for business purposes in accordance with the Company’s policies for plane use as in effect from time to time.

Annual Compensation Review	Your compensation and benefits generally will continue to be subject review for upward adjustment at the same time as other executive officers of the Company (at least annually) to ensure that your compensation and benefits are commensurate with market practices for the Company’s peer group.
Severance and Termination Provisions
Notwithstanding anything to the contrary, prior to the date of the Company’s 2024 annual meeting of stockholders (the “Expiration Date”), your removal from, or the failure to appoint, re-elect or re-nominate you to, as applicable, your positions as the President and Chief Executive Officer of the Company and as a member of the Board (or as Chairman of the Board) will require the affirmative vote of at least 75% of the members of the Board (excluding you).
The Severance Agreement shall continue to replace the definitions of “Good Reason” and “Change in Control Protection Period” with the definitions set forth below under “Definitions.”
In addition, if your employment is terminated without Cause or for Good Reason during the Employment Period, your outstanding Company equity awards (including any Cimarex equity awards converted in accordance with the Merger Agreement and any Company equity awards granted after the Merger) will accelerate and vest in full (with achievement of any applicable performance metrics determined based on actual performance as of the date of your termination of employment). This provision shall apply to all of your Company equity awards granted during the Employment Period and any of your Cimarex equity awards converted in accordance with the Merger Agreement, notwithstanding anything to the contrary in the applicable award agreements.
Upon the expiration of the Employment Period, if your employment with the Company is continuing, then the Company will enter into a change in control agreement with you that is consistent with, and no less favorable than, the change in control agreements then applicable to other executive officers of the Company.

Death or Disability	Upon termination due to death or Disability, you (or your estate) will be entitled to receive any accrued and unpaid base salary and annual incentive awards, any accrued and unused paid time off, any unreimbursed business expenses and any benefits payable in accordance with the terms of any other benefit plan of the Company, and all outstanding Company equity awards (including any Cimarex equity awards converted in accordance with the Merger Agreement and any Company equity awards granted after the Merger) will accelerate and vest in full (with achievement of any applicable performance metrics determined based on actual performance as of the last day of the month in which your death or Disability occurs). This provision shall apply to all of your Company equity awards granted during the Employment Period and any of your Cimarex equity awards converted in accordance with the Merger Agreement, notwithstanding anything to the contrary in the applicable award agreements.

Restrictive Covenants	For the avoidance of doubt, you will remain subject to the existing perpetual confidentiality covenant and one year post-termination non-competition and non-solicitation covenants contained in the Severance Agreement.
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Definitions
For purposes of this Agreement, the definitions of “Cause” and “Disability” shall be as set forth in the Severance Agreement.
For purposes of this Agreement and the Severance Agreement, the following capitalized terms shall have the definitions given below, and for purposes of the Severance Agreement, the term “Letter Agreement” shall refer to this Agreement:
“Change in Control Protection Period” means the Employment Period.
“Good Reason” means without your written consent, (i) a diminution of your duties or responsibilities, authorities, powers or functions, including ceasing to serve in the positions contemplated by the Letter Agreement or the assignment to you of any duties inconsistent with your positions (including offices, titles and reporting requirements) as contemplated by the Letter Agreement; (ii) a failure by the Company or the Company Board to re-nominate you for election to the Board; (iii) any reduction in your annual base salary other than (A) as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by you or (B) by reason of a temporary compensation reduction that applies on a uniform basis to all executive officers of the Company; (iv) a material reduction in your Target Incentive Opportunity or Target LTI Opportunity (each as defined in the Agreement); (v) the Company requiring you to relocate your principal place of business to any location other than the Company’s corporate headquarters in Houston, Texas; or (vi) any other breach by the Company of the terms of this Agreement or of the Letter Agreement. In the case of your allegation of Good Reason, (A) you shall provide written notice to the Company of the event alleged to constitute Good Reason within 60 days after the initial occurrence of the event, (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 60 days from receipt of such notice (the “cure period”) and (C) to the extent the Company did not remedy the alleged Good Reason event during the cure period, you must terminate your employment within 60 days after the end of the cure period.

Indemnification; Insurance
The Company will indemnify you and hold you harmless for actions taken in your role as an officer or director of the Company or any of its subsidiaries to the fullest extent permitted by applicable law.
You will continue to be covered by director and officer insurance, both during and after the period of your service to the Company and its subsidiaries for so long as the potential for liability exists, on terms no less favorable than those applicable to any other executive officers and directors of the Company.

Attorneys’ Fees	You will be entitled to recovery of reasonable attorneys’ fees incurred in connection with disputes relating to your rights under this Agreement and the Severance Agreement on any termination of employment.

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